Filed Pursuant to Rule 433

Registration No. 333-258304-01 and 333-258304-05

*Full Pricing Details* 945mm+ Nissan Auto Lease Trust 2023-B (NALT 2023-B)

Lead Managers:  Citi (str), BofA Securities, MUFG, US Bancorp

Co-Managers:  BNP, Scotia, SocGen, Wells Fargo

-Anticipated Capital Structure-

CLS	AMT ($MM)	WAL	M/F	P.WIN	E.FNL	L.FNL	BENCH	LAUNCH	YLD (%)	CPN (%)	PX (%)
===================================================================================================================

A-1	120.000	0.25	P-1/F1+	1-6	12/23	07/15/2024	I-Curv	+18	5.475%	5.475%	100.00000%

A-2A	263.800	1.09	Aaa/AAA	6-17	11/24	08/15/2025	I-Curv	+62	5.810%	5.740%	99.99934%

A-2B	140.000	1.09	Aaa/AAA	6-17	11/24	08/15/2025	SOFR30A	+62	SOFR +	62bps	100.00000%

A-3	351.300	1.76	Aaa/AAA	17-27	09/25	07/15/2026	I-Curv	+95	5.763%	5.690%	99.99191%

A-4	70.600	2.31	Aaa/AAA	27-29	11/25	11/15/2027	I-Curv	+112	5.681%	5.610%	99.98966%
===================================================================================================================

-Transaction Details-

*   Size  :  $945.700MM *Upsized*

*   BBG Ticker  :  NALT 2023-B

*   Format  :  Public

*   Speed  :  75% PPC to Maturity

*   Ratings  :  Moody’s/Fitch

*   ERISA  :  Yes

*   Priced  :  June 21, 2023

*   Exp. Settle  :  June 28, 2023

*   First Pay Date  :  July 17, 2023

*   Min Denoms  :  $25k x $1k

*   B&D  :  DTC, Euroclear, Clearstream

-Available Materials-

*   Prelim Prospectus  :  Attached

*   Ratings FWP  :  Attached

*   CDI  :  Attached

*   Intex Deal Name  :  XNAL23B  |  Password:  4BJX

*   Dealroadshow  :  https://dealroadshow.com/e/NALT23B  |  Password:  NALT23B

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.